Exhibit (e)(14)

Dated: July 25, 2022

To:

Darlene Deptula-Hicks

Crimson Consulting, LLC

30 Crane Crossing Road

Plaistow, NH 03865

Dear Darlene:

This letter memorializes an arrangement relating to your service with F-Star Therapeutics Inc., a Delaware corporation (the “Company”), that is being offered to you in connection with the transactions contemplated in that certain Agreement and Plan of Merger, entered into as of June 22, 2022, by and among invoX Pharma Limited, a private limited company organized under the laws of England and Wales (“Parent”), Fennec Acquisition Incorporated, a Delaware corporation and a direct wholly-owned subsidiary of Parent (the “Purchaser”), and the Company, pursuant to which Parent will acquire all of the issued and outstanding stock of the Company pursuant to a cash tender offer and, thereafter, the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger and as a wholly-owned subsidiary of Parent (the “Transaction”), which is expected to occur in 2022 (the “Closing”).

In addition to any rights that you are entitled to receive pursuant to your consulting agreement, dated August 1, 2021, by and among you, Crimson Consulting, LLC, a Delaware limited liability company, and the Company, as amended by you and the Company effective March 31, 2022 (together, the “Consulting Agreement”), subject to the terms herein, in the event the Company terminates your employment “Without Cause” or you resign with “Good Reason” after Closing (each as defined in the Consulting Agreement) but prior to paying you an annual cash bonus pursuant to Section 3.4 of the Consulting Agreement for the 2022 performance year (the “2022 Annual Bonus”), Parent shall, or shall cause the Company or one of its affiliates to, pay you a one-time cash payment for the 2022 performance year in an amount up to a maximum of $250,675 (the “Severance Payment”), calculated pursuant to Section 3.4 of the Consulting Agreement without regard to whether you are employed as of the actual 2022 annual bonus payment date, which amount will be prorated for the period between January 1, 2022 and the date of your termination (inclusive of the three month notice period under the Consulting Agreement) (the “Termination Date”). For the avoidance of doubt, the Severance Payment shall be in lieu of, and not in addition to, the 2022 Annual Bonus, and in no event shall you be entitled to receive the Severance Payment if you continue providing services to the Company or its affiliates after receipt of the 2022 Annual Bonus in the ordinary course. In no event will the Severance Payment exceed $250,675. Nothing in this Agreement entitles you to anything other than the Severance Payment, and Parent is under no obligation to pay any cash severance beyond what is expressly stated in this paragraph.

Your eligibility to receive the Severance Payment is contingent upon you remaining in service with the Company through the Closing, the occurrence of the Closing, and your execution and non-revocation of the Waiver and Release Agreement attached hereto as Appendix A (the “Release of Claims”). The Severance Payment will be paid to you as soon as practicable following the Effective Date (as defined in the Release of Claims) and in no event later than ten days following the Effective Date.

Clauses 17, 18, 19, 20, 21, 22 and 23 of the Consulting Agreement are hereby incorporated by reference, mutatis mutandis, provided that the term “Client” in the Consulting Agreement shall encompass the defined terms of “Company,” “Parent” and “Purchaser” in this letter agreement. The rights and obligations contained herein will survive any termination or expiration of your service or this Agreement. You agree to indemnify and hold Parent and its affiliates harmless from and against any and all loss or liability arising from or in connection with the Consulting Agreement with the Company.

This letter agreement and the attached Appendix A constitute our entire agreement with respect to the subject matter hereof, and supersede any previous oral or written communications, representations, public disclosures, understanding or agreement between us concerning such subject matter. For the avoidance of doubt, nothing in this Agreement amends in any manner the Consulting Agreement, and the Consulting Agreement shall remain in full force and effect. This letter agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by you and Parent. All references to you in this Agreement mean and include you and Crimson Consulting, LLC. This letter agreement and the Severance Payment are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended.

Please acknowledge receipt of this letter and understanding of the above terms. Any payment described herein will only be made following your acknowledgement of this letter agreement.

InvoX Pharma Limited

/s/ Ben Toogood
By:Ben Toogood
Title:CEO
7/25/2022

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Acknowledged by:

/s/ Darlene Deptula-Hicks
Darlene Deptula-Hicks

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APPENDIX A

Waiver and Release Agreement

This waiver and release (this “Waiver and Release Agreement”) is made and delivered as of the date set forth on the signature page below in connection with my termination of service with F-Star Therapeutics, Inc. (the “Company”).

1. Release of Claims.

(a) General Release. In consideration of the Severance Payment (as defined in that letter agreement between me and invoX Pharma Limited, dated July 25, 2022) and for other good and valuable consideration, the receipt of which is hereby acknowledged, I, on behalf of myself and my heirs, executors, devisees, successors and assigns (collectively, the “Releasors”), knowingly and voluntarily release, remise and forever discharge the Company and each of its affiliates and successors and assigns including invoX Pharma Limited and all affiliates (collectively, the “Company Group”) and the current and former principals, officers, directors, shareholders, members, partners, managers, agents, representatives and employees of the Company and each member of the Company Group, and the heirs, executors, successors and assigns of the Company and each member of the Company Group (collectively, the “Released Parties”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which the Releasors ever had, now have or may hereafter claim to have against the Released Parties by reason of any matter or cause whatsoever arising from the beginning of time until the time I sign this Waiver and Release Agreement. For avoidance of doubt, this Section 1(a) applies to any Claim of any type, including, without limitation, any and all Claims of any type arising under the common law, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974 and the Sarbanes-Oxley Act of 2002, the Massachusetts Fair Employment Practices Act and the Massachusetts Wage Act, each as amended, and any other federal, state, local or foreign statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Released Parties and me, and will further apply, without limitation, to any and all Claims in connection with, related to or arising out of my employment or service relationship, or the termination of my employment or service, with the Company Group.

(b) All Claims. For the purpose of implementing a full and complete release, I understand and agree that this release is intended to include all Claims (other than the Excluded Claims, as that term is defined below), if any, which the Releasors may have and which I do not now know or suspect to exist in my favor against the Released Parties, from the beginning of time until the time I sign this Waiver and Release Agreement, and this Waiver and Release Agreement extinguishes those claims.

(c) Specific ADEA Release. In consideration of the Severance Payment and for other good and valuable consideration, the receipt of which is hereby acknowledged, I hereby further release and discharge the Released Parties from any and all Claims that I may have against the Released Parties arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). I acknowledge that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. I also understand that, by signing this Waiver and Release Agreement, I am waiving all Claims against any and all of the Released Parties arising from or related to ADEA.

(d) Exclusions. The release in this Section 1 does not apply to: (i) any accrued and vested benefits as of the date of termination under the Company’s employee benefit plans; (ii) any claims that cannot be waived or released under applicable law; (iii) the right to enforce the payment of the Severance Payment; or (iv) claims and rights for indemnification, contribution and advancement of defense costs as provided by and in accordance with the terms of the Company’s by-laws, certificate of incorporation, liability insurance coverage or applicable statutory or common law (the “Excluded Claims”).

(e) No Other Compensation or Benefits. Except as otherwise specifically provided herein, I understand and acknowledge that I am not entitled to any additional compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company Group (including, without limitation, any compensation or benefits under any bonus or severance plan, program or arrangement, whether specified or agreed in the Consulting Agreement or elsewhere) on or after the Effective Date. Further, I acknowledge and agree that the payments described above will constitute full satisfaction of any and all payments, whether matured or not, due or otherwise owing to me under the Consulting Agreement or elsewhere.

(f) Whistleblower Rights. I understand and acknowledge that I have the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (“SEC”) or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Waiver and Release Agreement are intended to prohibit me from disclosing this Waiver and Release Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity, and I may do so without disclosure to any member of the Company Group. I understand that the Company Group may not retaliate against me for any of these activities. I also understand that the Company Group may not use any non-disparagement clause to which I am a party as a basis to prohibit me from cooperating with or reporting violations to the SEC or any other governmental entity.

(g) EEOC. Further, nothing in this Waiver and Release Agreement precludes me from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, on and after the Effective Date, I understand and acknowledge that I may not receive a monetary award or any other form of personal relief from any member of the Company Group in connection with any charge or complaint that I file or that is filed on my behalf.

(h) Notice of Immunity Under the Defend Trade Secrets Act. Pursuant to 18 U.S.C. § 1833(b), I understand and acknowledge that I will not be held criminally or civilly liable under any federal or state law for disclosing a trade secret that: (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case where such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. I understand and acknowledge that if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Company’s trade secrets to my attorney and use the applicable trade secret information in the court proceeding if I file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

(i) No Proceedings. By signing this Waiver and Release Agreement, I hereby agree that neither I nor any other Releasor will initiate, maintain or join any proceeding in any judicial forum relating to any matter covered by this Waiver and Release Agreement, except as otherwise permitted by law or otherwise noted herein. I represent that neither I nor any other Releasor has initiated, maintained or joined any such proceeding as of the date I sign this Waiver and Release Agreement.

(j) Acknowledgments. I acknowledge and represent that I have read this Waiver and Release Agreement and understand its terms and that I hereby enter into this Waiver and Release Agreement freely, voluntarily and without coercion. I further acknowledge and represent that the Severance Payment and the covenants and other obligations of the Company Group contemplated herein are in addition to anything of value to which I was already entitled, that such amounts are sufficient consideration to require me to abide by my obligations under this Waiver and Release Agreement and that I am under no obligation to sign this Waiver and Release Agreement. I further represent that I have been advised by the Company that: (i) this Waiver and Release Agreement does not apply to any Claims that arise after the date on which I sign this Waiver and Release Agreement; (ii) I should consult with an attorney of my choosing prior to signing this Waiver and Release Agreement (although I may choose voluntarily not to do so); (iii) I have at least 21 days during which to review and consider this Waiver and Release Agreement; and (iv) I have the right to revoke this Waiver and Release Agreement for a period of seven days after signing it in accordance with the revocation provision of Section 1(k) below.

(k) Right to Revoke. I have the right to revoke this Waiver and Release Agreement within the seven-day period following the date I sign this Waiver and Release Agreement. To be effective, such revocation must be in writing and received by the Company by 11:59 pm. (ET) on the seventh day following the date I sign this Waiver and Release Agreement. If I do not revoke this Waiver and Release Agreement in the manner contemplated by the previous sentence, this Waiver and Release Agreement will become effective and irrevocable at the start of the eighth day following the date I sign this Waiver and Release Agreement (the “Effective Date”).

2. Miscellaneous.

(a) Confidentiality of Agreement. I agree to keep confidential this Waiver and Release Agreement, except that I may disclose this Waiver and Release Agreement to my personal legal and financial advisors and immediate family.

(b) Successors and Assigns. I acknowledge and agree that the Company’s rights and obligations under this Waiver and Release Agreement will inure to any successor of all or substantially all of the Company’s business or assets.

(c) Governing Law. This Waiver and Release Agreement shall be governed by the substantive laws of the Commonwealth of Massachusetts applicable to contracts executed and performed entirely in such State.

[Signature Page to Follow]

I HEREBY ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT, THAT I FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT I HEREBY ENTER INTO THIS AGREEMENT VOLUNTARILY AND OF MY OWN FREE WILL.

/s/ Darlene Deptula-Hicks
Darlene Deptula-Hicks
Date:

[Signature Page to Waiver and Release Agreement]